Ally Financial Reports Preliminary Fourth Quarter and Full Year 2010 Financial Results

▪	Fourth consecutive quarter of profitability

▪	Fourth quarter 2010 net income of $79 million and core pre-tax income of $533 million; Full year 2010 net income of $1.1 billion and core pre-tax income of $2.5 billion

NEW YORK (Feb. 1, 2010) – Ally Financial Inc. (Ally) today reported net income of $79 million for the fourth quarter of 2010, compared to a net loss of $5.0 billion for the fourth quarter of 2009.  Core pre-tax income, which reflects income from continuing operations before taxes and original issue discount (OID) amortization expense from bond exchanges, totaled $533 million in the fourth quarter of 2010, compared to a core pre-tax loss of $3.5 billion in the comparable prior year period.

For full-year 2010, Ally reported net income of $1.1 billion, compared to a net loss of $10.3 billion in 2009.  Core pre-tax income in 2010 totaled $2.5 billion, compared to a core pre-tax loss of $5.8 billion in the prior year.

The losses reported for the 2009 fourth quarter and full year were largely affected by losses related to legacy assets in the mortgage operations.

“2010 was a transformational year for Ally as we successfully achieved our strategic objectives and restored financial performance with $2.5 billion of core pre-tax income for the year,” commented Ally Chief Executive Officer Michael A. Carpenter.  “Our automotive finance business remained a leading provider of auto loans with U.S. consumer originations increasing 72 percent over last year.  We substantially reduced risk in the mortgage business and are focused on our conforming mortgage origination and servicing platform; and Ally Bank has demonstrated the strength of its customer value proposition with strong deposit growth and high retention rates.  These steps, along with our improved cost and capital structures and access to the capital markets, have significantly strengthened the company and will enable repayment of the U.S. Treasury’s investment over time.”

Income/(Loss) From Continuing Operations by Segment
($ in millions)
				Increase/(Decrease) vs.
	4Q 10	3Q 10	4Q 09	3Q 10	4Q 09
North American Automotive Finance[1]	$589	$551	$343	$38	$246
International Automotive Finance	12	74	(145)	(62)	157
Insurance	164	114	85	50	79
Global Automotive Services	$765	$739	$283	$26	$482
Mortgage Origination and Servicing	172	425	(180)	(253)	352
Legacy Portfolio and Other[2]	(49)	(271)	(3,171)	222	3,122
Mortgage Operations	$123	$154	$(3,351)	$(31)	$3,474
Corporate and Other (ex. OID)[3]	(355)	(258)	(420)	(97)	65
Core pre-tax income (loss)[4]	$533	$635	$(3,488)	$(102)	$4,021
OID amortization expense	301	310	315	(9)	(14)
Income tax expense (benefit)	36	48	(597)	(12)	633
Income (loss) from discontinued operations[5]	(117)	(8)	(1,747)	(109)	1,630
Net income (loss)	$79	$269	$(4,953)	$(190)	$5,032

	FY 2010	FY 2009	Increase/ (Decrease)
North American Automotive Finance[1]	$2,344	$1,624	$720
International Automotive Finance	228	(157)	385
Insurance	569	329	240
Global Automotive Services	$3,141	$1,796	$1,345
Mortgage Origination and Servicing	917	39	878
Legacy Portfolio and Other[2]	(254)	(6,304)	6,050
Mortgage Operations	$663	$(6,265)	6,928
Corporate and Other (ex. OID)[3]	(1,325)	(1,347)	22
Core pre-tax income (loss)[4]	$2,479	$(5,816)	8,295
OID amortization expense	1,300	1,143	157
Income tax expense	153	74	79
Income (loss) from discontinued operations[5]	49	(3,265)	3,314
Net income (loss)	$1,075	$(10,298)	$11,373

1. During the fourth quarter of 2010, the company made modifications to the funds transfer pricing allocations applicable to its North American Automotive Finance operation’s commercial loan portfolio.  Amounts for prior periods have been reclassified to conform to the current management view.
2. The Legacy Portfolio and Other segment primarily consists of loans originated prior to Jan. 1, 2009, and includes non-core business activities including portfolios in run off.
3. Corporate and Other as presented includes the Commercial Finance Group, certain equity investments and Treasury activities, including the residual impact from the corporate funds transfer pricing and asset liability management activities.
4. Core pre-tax income (loss) is defined as income from continuing operations before taxes and bond exchange OID amortization expense.
5. The following businesses are classified as discontinued operations: the U.S. consumer property and casualty insurance business (sale completed 1Q10); the U.K. consumer property and casualty insurance business; retail automotive finance operations in Poland (sale completed 2Q10), Argentina (sale completed 3Q10) and Ecuador; automotive finance operations in Australia (sale of auto finance retail credit portfolio completed 2Q10), Russia and Venezuela; the full-service leasing businesses in Australia (sale completed 2Q10), Belgium (sale completed 2Q10), France (sale completed 2Q10), Italy (sale completed 4Q09), Mexico (sale completed 4Q09), the Netherlands (sale completed 4Q09), Poland (sale completed 2Q10) and the U.K. (sale completed 4Q10); mortgage operations in Continental Europe and the U.K. (sales completed 3Q10 and 4Q10); and the Commercial Services Division (North American based factoring business) of the Commercial Finance Group in Corporate and Other (sale completed 2Q10).

Highlights

▪	Ranked No. 1 provider of new vehicle retail financing in the U.S. during 2010 (Source: AutoCount data from Experian Automotive).

▪	Global consumer auto financing originations increased 68 percent during 2010 compared to 2009.

▪	Global used consumer auto financing originations in 2010 increased 92 percent compared to 2009.

▪	Ally’s U.S. consumer penetration of the OEMs improved in 2010.
o	U.S. consumer penetration of GM was 38.2 percent during 2010 compared 28.2 percent in the prior year.
o	U.S. consumer penetration of Chrysler during 2010 was 45.4 percent compared to 8.9 percent in 2009.

▪	Selected as recommended provider of finance and insurance products and services for Saab dealerships and as the preferred financing provider for Fiat vehicles in the U.S.

▪
On Dec. 30, 2010, Ally Financial and the U.S. Treasury agreed to convert $5.5 billion of the $11.4 billion of mandatorily convertible preferred (MCP) securities issued by Ally and owned by the U.S. Treasury into common equity.

▪	Deposits grew by $7.3 billion during 2010, which was supported by strong CD retention rates.

▪	Strengthened access to capital markets with nearly $36 billion of new funding transactions completed in 2010, compared to approximately $12 billion of funding transactions during 2009.

▪	Cost reduction efforts were successful during 2010.
–	Exceeded expense reduction goal with $680 million of savings.
–	Sold 15 non-core operations.

▪	Significant progress made in reducing mortgage risk during 2010.
–	Balance sheet has been streamlined and performance has stabilized.
–	Sold legacy mortgage assets totaling approximately $2.5 billion of unpaid principal balance in 2010, at a gain.
–	Reduced representation and warranty exposure through several settlements, including Fannie Mae and Freddie Mac.

Liquidity and Capital

Ally’s consolidated cash and cash equivalents were $11.7 billion as of Dec. 31, 2010, compared to $12.6 billion at Sept. 30, 2010.  Included in the consolidated cash and cash equivalents balance are: $672 million at Residential Capital, LLC (ResCap), $3.1 billion at Ally Bank and $1.2 billion at the insurance businesses.  The decrease in cash and cash equivalents during the quarter was the result of growth in the company’s loan and investment securities portfolios.

Ally’s total equity at Dec. 31, 2010, was $20.5 billion, compared to $21.0 billion at Sept. 30, 2010.  The company’s preliminary fourth quarter 2010 tier 1 capital ratio was 15.0 percent, compared to 15.4 percent in the prior quarter.  The decrease was due to quarterly results, net of dividends, and a slight increase in risk-weighted assets.

During 2010, Ally completed nearly $36 billion of new funding transactions, as it executed on its strategic objective of improving its access to the capital markets.  During the year, the company issued more than $8 billion of unsecured debt, raised more than $9 billion in the domestic asset-backed securities (ABS) market, completed $6 billion of international ABS transactions and entered into new revolving facilities with more than $12 billion of capacity.

U.S. Treasury MCP Securities Converted to Common Equity

On Dec. 30, 2010, Ally and the U.S. Treasury agreed to convert $5.5 billion of the $11.4 billion of MCP securities issued by Ally and owned by the U.S. Treasury into common equity.  This action represents a critical step toward full repayment of U.S. Treasury investments, as it conforms the company’s capital structure to one more typical of a bank holding company.  It also removes GM’s status as an affiliate of Ally Bank for the purposes of Sections 23A and 23B of the Federal Reserve Act, which imposes limitations on transactions between banks and affiliates.  The conversion reduces dividends by $500 million per year, assists with capital preservation and is expected to improve profitability with a lower cost of funds.

Deposits

The company continued to grow deposits during the quarter through its subsidiaries, Ally Bank and ResMor Trust.  Ally deposits increased in the fourth quarter to $39.0 billion, from $38.0 billion at Sept. 30, 2010.  Deposits continue to be an increasingly important component of Ally’s strategic business plan and now comprise 29 percent of the company’s total funding.  Retail deposits at Ally Bank were $21.9 billion at Dec. 31, 2010, compared to $20.5 billion at Sept. 30, 2010.  Retail deposits have grown 29 percent over the last year and now account for approximately 64 percent of Ally Bank’s total deposit base.  Brokered deposits at Ally Bank totaled approximately $10.0 billion at quarter-end, which is relatively flat compared to the prior quarter end.

Ally Bank

For purposes of quarterly financial reporting, Ally Bank’s operating results are divided between the North American Automotive Finance and Mortgage Operations segments based on its underlying business activities.  During the fourth quarter of 2010, Ally Bank reported pre-tax income from continuing operations of $317 million, compared to a pre-tax loss from continuing operations of $1.5 billion in the corresponding prior year period.  Performance in the quarter was driven by continued strong automotive originations and improved cost of funds.  The loss in the corresponding prior year period was due to a loss on the sale of mortgage assets to the parent company of $1.3 billion.  Total assets at Ally Bank were $70.3 billion at Dec. 31, 2010, compared to $66.2 billion at Sept. 30, 2010.  The growth in assets was due to the increase in automotive asset levels resulting from strong retail originations and increased wholesale funding.

Global Automotive Services

Global Automotive Services consists of Ally’s auto-centric businesses, including: North American Automotive Finance, International Automotive Finance and Insurance.   Global Automotive Services reported fourth quarter 2010 pre-tax income from continuing operations of $765 million, compared to $283 million in the comparable prior year period.

North American Automotive Finance, which includes results for the U.S. and Canada, reported pre-tax income from continuing operations of $589 million in the fourth quarter of 2010, compared to $343 million in the comparable prior year period.  Results were driven by a significantly lower loan loss provision due to improved credit quality, continued growth in originations and stable wholesale penetration.  Origination levels have been supported by automakers’ incentive programs, the expanded features and benefits of the Ally Dealer Rewards program and access to a broader dealer network via DealerTrack.

International Automotive Finance reported pre-tax income from continuing operations of $12 million in the fourth quarter of 2010, compared to a pre-tax loss of $145 million in the same period last year.  This improvement was driven by favorable loss performance and lower restructuring charges on wind-down operations.  The quarter was negatively impacted by $12 million of certain tax and legal provisions.   The company’s international auto finance footprint currently consists of 15 countries, including the company’s five core international markets: Germany, U.K., Brazil, Mexico and its joint venture in China.

Insurance, which focuses primarily on dealer-centric products, such as extended service contracts and dealer inventory insurance, reported pre-tax income from continuing operations of $164 million in the fourth quarter of 2010, compared to $85 million in the prior year period.  Results were driven by realized gains related to the investment portfolio and lower acquisition and underwriting expenses.

Automotive originations and penetration

Total consumer financing originations increased 56 percent during the fourth quarter of 2010 to $12.7 billion, compared to $8.2 billion in the prior year period.  Fourth quarter 2010 consumer auto originations were comprised of $9.9 billion of new originations, $1.4 billion of used originations and $1.4 billion of new leases, while fourth quarter 2009 consumer auto originations included $6.8 billion of new originations, $1.0 billion of used originations and approximately $300 million of new leases.  Growth in consumer financing originations was driven by higher industry sales and an increase in GM consumer penetration driven by year-end marketing programs.  The increase in used originations during the quarter reflects the company’s view that this market continues to be a growth opportunity.  Leasing increased to 11.0 percent of total originations in the fourth quarter from 4.1 percent in the corresponding period last year, as Ally continues to grow this business under prudent underwriting principles.

North American consumer financing originations in the fourth quarter of 2010 were $10.2 billion, which included $9.3 billion in the U.S.  Fourth quarter 2009 consumer financing originations in North America were $6.6 billion, which included approximately $5.9 billion in the U.S.

International consumer originations from continuing operations, which include a non-consolidated joint venture in China, were $2.5 billion during the fourth quarter of 2010, compared to $1.6 billion in the fourth quarter of 2009.  International consumer originations continued to be driven by the company’s five key markets with strong growth in China, Brazil and Mexico during the quarter.  Consumer originations increased 100 percent in Brazil, 97 percent in China and 54 percent in Mexico compared to the fourth quarter of 2009.

Ally’s average U.S. wholesale penetration for GM dealer stock was 82.1 percent in the fourth quarter of 2010, compared to 83.7 percent in the prior quarter and 87.0 percent in the fourth quarter of 2009.  U.S. consumer penetration for GM was 49.7 percent during the fourth quarter of 2010, compared to 34.2 percent in the prior quarter and 30.3 percent in the fourth quarter of 2009.  Ally continues to diversify its business as GM incentivized business accounted for 22 percent of Ally’s overall consumer originations in 2010, compared to 45 percent for full year 2009.

Ally’s average U.S. wholesale penetration for Chrysler dealer stock was 76.0 percent in the fourth quarter of 2010, compared to 76.2 percent in the third quarter of 2010 and 74.8 percent in the corresponding period last year.  Ally’s U.S. consumer penetration for Chrysler during the fourth quarter of 2010 was 36.3 percent, compared to 49.4 percent in the prior quarter and 25.5 percent in the fourth quarter of 2009.  The sequential quarterly decline was due to a change in the mix of sales incentives with Chrysler.

Mortgage Operations

Ally’s Mortgage Operations, which includes ResCap and the mortgage activities of Ally Bank and ResMor Trust, ranks as the fifth largest originator and the fifth largest servicer in the U.S. (Source: Inside Mortgage Finance, Nine Months 2010).  Mortgage Operations reported pre-tax income from continuing operations of $123 million during the fourth quarter of 2010, versus a pre-tax loss from continuing operations of $3.4 billion in the comparable prior year period.

The company’s Mortgage Operations business is now reported as two distinct segments: Origination and Servicing and Legacy Portfolio and Other.  The principal activities of the Origination and Servicing segment include originating, purchasing, selling, and securitizing conforming and government-insured residential mortgage loans in the U.S. and Canada; servicing residential mortgage loans for Ally and others; and providing collateralized lines of credit to other mortgage originators, which the company refers to as warehouse lending. In addition, the segment also originates high-quality prime jumbo mortgage loans in the U.S.  The company utilizes three primary channels for originating mortgages: wholesale lending, traditional retail lending and community financial institutions.  The Legacy Portfolio and Other segment primarily consists of loans originated prior to Jan. 1, 2009, and includes non-core business activities including portfolios in run off.

The Origination and Servicing segment reported fourth quarter 2010 pre-tax income from continuing operations of $172 million, compared to a pre-tax loss from continuing operations of $180 million during the fourth quarter 2009.  Results were driven by strong originations from refinancings, continued strong margins, higher net servicing revenue, lower provision for loan losses and lower non-interest expense.

Total mortgage loan production in the fourth quarter of 2010 was $23.8 billion, compared to $20.5 billion in the third quarter of 2010 and $18.1 billion in the fourth quarter of 2009.  The vast majority of fourth quarter 2010 production was driven by the origination of prime conforming loans.  Production increased compared to the prior quarter, as the refinance market remained strong during the quarter.  Approximately, 84 percent of the company’s global mortgage loan production during the quarter was due to refinancings.

The Legacy Portfolio and Other segment of Mortgage Operations reported a pre-tax loss from continuing operations of $49 million, compared to a $3.2 billion pre-tax loss from continuing operations in the corresponding prior year period.  The results in the quarter were primarily driven by an improved gain on the sale of loans, significantly lower loan loss provision and lower representation and warranty expense compared to the fourth quarter of 2009.

Fannie Mae Settlement

ResCap and certain of its subsidiaries reached an agreement with Fannie Mae to resolve potential repurchase exposure for breaches of selling representations and warranties.  The agreement covers loans serviced by GMAC Mortgage on behalf of Fannie Mae prior to June 30, 2010, and all mortgage-backed securities that Fannie Mae purchased at various times prior to the settlement, including private label securities.  The settlement was for approximately $462 million and releases ResCap and its subsidiaries from liability related to originations for approximately $292 billion of original UPB ($84 billion of current UPB) on these loans.

Foreclosure Update

During the fourth quarter, Ally’s indirect subsidiary, GMAC Mortgage, continued to make significant progress in its review of foreclosure cases where an affidavit may have been used that was subject to a procedural issue.  Of the approximately 25,000 potentially affected affidavits identified at the end of the third quarter, all but 2,548 have been remediated or, where necessary, re-executed.  As each of the files were addressed and deemed to be appropriate, the foreclosure process for those select cases continued to move forward.  Of the remaining population being reviewed and, where needed, remediated, there are 2,540 cases in three states where further guidance from the states on remediation efforts is required.  The company has not found any evidence of inappropriate foreclosures in its review process to date related to the affidavit matter.

GMAC Mortgage continues to demonstrate a leadership position in preserving home ownership having executed more than twice as many loan modifications than foreclosures.  Among the large servicers, the company’s conversion rate for HAMP trial modifications to HAMP permanent modifications is 73 percent, a significantly higher success rate than that of its nearest competitor (Source: U.S. Treasury December HAMP report).  Since 2008, GMAC Mortgage has completed more than 610,000 default workouts for borrowers, which comprises 22 percent of loans serviced during that time period.

Corporate and Other

Corporate and Other reported a fourth quarter 2010 core pre-tax loss of $355 million, compared to a core pre-tax loss of $420 million in the fourth quarter of 2009.  Including OID, Corporate and Other reported a pre-tax loss from continuing operations of $656 million in the fourth quarter of 2010, compared to a pre-tax loss from continuing operations of $735 million in the comparable prior year period.  The improved results in the fourth quarter of 2010 were primarily due to a lower loss provision expense in the Commercial Finance Group’s European operations and resort finance portfolio, which was sold in the third quarter of 2010.  The performance of Corporate and Other during the fourth quarter of 2010 was also driven by the net impacts of the corporate funds transfer pricing methodology and asset liability management activities and $301 million of OID amortization expense.  The net impact of the funds transfer pricing methodology represents the unallocated cost of maintaining the liquidity and investment portfolios and other unassigned funding costs and unassigned equity.

About Ally Financial Inc.

Ally Financial Inc. (formerly GMAC Inc.) is one of the world's largest automotive financial services companies.  The company offers a full suite of automotive financing products and services in key markets around the world.  Ally's other business units include mortgage operations and commercial finance, and the company's subsidiary, Ally Bank, offers online retail banking products.  With more than $172 billion in assets as of Dec. 31, 2010, Ally operates as a bank holding company.  For more information, visit the Ally media site at http://media.ally.com.

# # #

Forward-Looking Statements

In this earnings release and in comments by Ally Financial Inc. (“Ally”) management, the use of the words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “explore,” “positions,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and Ally’s actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Forms 10-K and 10-Q for Ally, each of which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: our inability to repay our outstanding obligations to the U.S. Department of the Treasury, or to do so in a timely fashion and without disruption to our business; uncertainty related to Chrysler’s and GM’s recent exits from bankruptcy; securing low cost funding for Ally and Residential Capital, LLC (“ResCap”) and maintaining the mutually beneficial relationship between Ally and GM, and Ally and Chrysler; our ability to maintain an appropriate level of debt and capital; the profitability and financial condition of GM and Chrysler; our ability to realize the anticipated benefits associated with our conversion to a bank holding company, and the increased regulation and restrictions that we are now subject to; continued challenges in the residential mortgage and capital markets; the potential for deterioration in the residual value of off-lease vehicles; the continuing negative impact on ResCap and our mortgage business generally due to the decline in the U.S. housing market; any impact resulting from delayed foreclosure sales or related matters; the potential for legal liability resulting from claims related to the sale of private-label mortgage-backed securities; changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate; disruptions in the market in which we fund Ally’s and ResCap’s operations, with resulting negative impact on our liquidity; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of ResCap, Ally, Chrysler or GM; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations (including as a result of the recently enacted financial regulatory reform bill).

Investors are cautioned not to place undue reliance on forward-looking statements. Ally undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

Contacts:

Gina Proia
646-781-2692
gina.proia@ally.com

Jim Olecki
212-884-7955
james.olecki@ally.com

Ally Financial Preliminary Unaudited Fourth Quarter 2010 Financial Highlights

($ millions)
		4Q	4Q	FY	FY
Summary Statement of Income	Note	2010	2009	2010	2009
Financing revenue and other interest income
Finance receivables and loans
Consumer		$1,109	$1,022	$4,505	$4,484
Commercial		502	440	1,862	1,699
Notes receivable from General Motors		53	68	188	212
Total finance receivables and loans		1,664	1,530	6,555	6,395
Loans held-for-sale		140	165	664	447
Interest on trading securities		3	13	15	132
Interest and dividends on available-for-sale investment securities		87	70	362	226
Interest bearing cash		16	12	70	99
Other interest income, net		1	29	1	86
Operating leases		751	1,224	3,780	5,715
Total financing revenue and other interest income		2,662	3,043	11,447	13,100
Interest expense
Interest on deposits		175	168	660	700
Interest on short-term borrowings		127	119	447	566
Interest on long-term debt		1,436	1,339	5,729	6,008
Total interest expense		1,738	1,626	6,836	7,274
Depreciation expense on operating lease assets		394	741	2,030	3,748
Net financing revenue		530	676	2,581	2,078
Other revenue
Servicing fees		390	373	1,563	1,549
Servicing asset valuation and hedge activities, net		(213)	(417)	(394)	(1,104)
Total servicing income, net		177	(44)	1,169	445
Insurance premiums and service revenue earned		450	476	1,865	1,977
Gain on mortgage and automotive loans, net		404	145	1,267	811
(Loss) gain on extinguishment of debt		-	(2)	(123)	665
Other gain on investments, net		150	52	505	166
Other income, net of losses		197	271	638	353
Total other revenue		1,378	898	5,321	4,417
Total net revenue		1,908	1,574	7,902	6,495
Provision for loan losses		71	3,063	442	5,604
Noninterest expense
Compensation and benefits expense		416	410	1,622	1,576
Insurance losses and loss adjustment expenses		212	242	876	1,042
Other operating expenses		977	1,662	3,783	5,232
Total noninterest expense		1,605	2,314	6,281	7,850
Income (loss) from continuing operations before income tax expense (benefit)		232	(3,803)	1,179	(6,959)
Income tax expense (benefit) from continuing operations		36	(597)	153	74
Net income (loss) from continuing operations		196	(3,206)	1,026	(7,033)
(Loss) income from discontinued operations, net of tax		(117)	(1,747)	49	(3,265)
Net income (loss)		$79	$(4,953)	$1,075	$(10,298)

				Dec 31,	Dec 31,
Select Balance Sheet Data				2010	2009
Cash and cash equivalents				$11,670	$14,788
Loans held-for-sale				11,411	20,625
Finance receivables and loans, net	1
Consumer				63,017	42,849
Commercial				38,912	33,941
Notes receivable from General Motors				484	911
Investments in operating leases, net	2			9,128	15,995
Total assets				172,008	172,306
Deposit liabilities				39,048	31,756
Total debt	3			94,120	98,313

		Fourth Quarter		Twelve Months
Operating Statistics		2010	2009	2010	2009
Ally Financial's Worldwide Cost of Borrowing (incl. OID)	4	5.4%	5.5%	5.3%	6.1%
Ally Financial's Worldwide Cost of Borrowing (excl. OID)	4	4.3%	4.4%	4.3%	5.0%

Tier 1 Capital		$22,189	$22,398
Tier 1 Common Capital		12,677	7,678
Total Risk-Based Capital		24,213	24,623
Tangible Common Equity	5	12,986	8,125

Tangible Assets	6	$171,476	$171,772
Risk-Weighted Assets	7	$147,742	$158,314

Tier 1 Capital Ratio		15.0%	14.1%
Tier 1 Common Capital Ratio		8.6%	4.8%
Total Risk-Based Capital Ratio		16.4%	15.6%

Tangible Common Equity / Tangible Assets		7.6%	4.7%
Tangible Common Equity / Risk-Weighted Assets		8.8%	5.1%

(1) Finance receivables and loans are net of unearned income, unamortized premiums and discounts, and deferred fees and costs

(2) Net of accumulated depreciation

(3) Represents both secured and unsecured on-balance sheet debt such as commercial paper, medium-term notes and long-term debt

(4) Calculated by dividing total interest expense by total average interest bearing liabilities. Reported amounts represent the average cost of funds for continuing operations in each period.  The impact of historical financial statement restatements for discontinued operations are not reflected in prior period cost of funds.  Reported amounts in the Q4 2010 Form 10-Q may be different as a result

(5) Tangible Common Equity is a non-GAAP financial measure, which includes total equity of $20.5 billion, less preferred equity of $7.0 billion and goodwill and other intangible assets of $0.5 billion

(6) Tangible Assets is a non-GAAP financial measure, which includes total assets of $172 billion, less goodwill and other intangible assets of $0.5 billion

(7) The risk-weighted assets are determined by allocating assets and specified off-balance sheet financial instruments in several broad risk categories, with higher levels of capital being required for the categories perceived as representing greater risk.  The company’s December 2010 preliminary risk-weighted assets reflect estimated on-balance sheet risk-weighted assets of $139 billion and derivatives and off-balance sheet risk-weighted assets of $9 billion

Number may not foot due to rounding

Ally Financial Preliminary Unaudited Fourth Quarter 2010 Financial Highlights

($ millions)

		Note	Fourth Quarter		Twelve Months
Automotive Finance Operations			2010	2009	2010	2009

NAO	Income from continuing operations before income tax expense		$589	$343	$2,344	$1,624

IO	Income (loss) from continuing operations before income tax expense		$12	$(145)	$228	$(157)

Consumer Portfolio Statistics
NAO	Number of contracts originated (# thousands)		383	224	1,316	704
	Dollar amount of contracts originated ($ billions)		$10.2	$6.6	$35.4	$19.8
	Dollar amount of contracts outstanding at end of period		$50,639	$43,139
	Share of new GM consumer sales		49.7%	31.4%	39.5%	27.4%
	Share of new Chrysler consumer sales		32.2%	22.0%	39.2%	8.0%

	Dollar amount of new GM wholesale outstanding (average)	8,9	$16,584	$13,188
	GM Average Wholesale Penetration	8,9	83%	88%
	Dollar amount of new Chrysler wholesale outstanding (average)	8	$6,535	$4,207
	Chrysler Average Wholesale Penetration	8	74%	75%

	Mix of retail & lease contract originations (% based on # of units)
	New		81%	77%	80%	80%
	Used		19%	23%	20%	20%

	GM subvented (% based on # of new units) – U.S. Only		44%	55%	44%	66%
	Chrysler subvented (% based on # of new units) – U.S. Only		50%	41%	55%	38%

	Average original term in months (U.S. retail only)		62	67	64	65

	Off-lease remarketing (U.S. only)
	Sales proceeds on scheduled lease terminations (36-month) per vehicle – Serviced	10	$20,218	$19,294	$19,388	$16,593
	Off-lease vehicles terminated – Serviced (# units)	10	84,167	84,845	376,203	369,981
	Sales proceeds on scheduled lease terminations (36-month) per vehicle – On-balance sheet		$20,223	$19,317	$19,393	$17,440
	Off-lease vehicles terminated – On-balance sheet (# units)	11	83,598	70,106	352,956	256,476

IO	Number of contracts originated (# thousands)	12	175	108	536	402
	Dollar amount of contracts originated	12	$2,488	$1,557	$7,612	$5,710
	Dollar amount of retail contracts outstanding at end of period	12,13	$9,359	$11,641

	Mix of retail & lease contract originations (% based on # of units)
	New		96%	95%	95%	94%
	Used		4%	5%	5%	6%

	GM subvented (% based on # of units)	12	49%	39%	43%	55%

Asset Quality Statistics
NAO	Annualized consumer net charge-offs as a % of on-balance sheet assets		0.92%	4.01%	1.36%	3.20%
	Managed retail contracts over 30 days delinquent		2.02%	3.92%

IO	Annualized consumer net charge-offs as a % of on-balance sheet assets	12	0.72%	2.36%	0.99%	2.04%
	Managed retail contracts over 30 days delinquent	12	1.56%	2.26%

Consumer Operating Statistics
NAO	Allowance as a % of related on-balance sheet consumer receivables at end of period		1.90%	4.42%
	Repossessions as a % of average number of managed retail contracts outstanding		2.23%	3.69%	2.67%	3.54%
	Severity of loss per unit serviced – Retail	14
	New		$8,314	$9,635	$8,522	$10,214
	Used		$6,920	$8,203	$7,110	$8,593

IO	Allowance as a % of related on-balance sheet consumer receivables at end of period		1.70%	1.74%
	Repossessions as a % of average number of contracts outstanding	12	0.59%	0.67%	0.63%	0.83%

(8) Dealer inventories include in-transit vehicles

(9) Fourth quarter 2009 based on managed assets

(10) Serviced assets represent operating leases where Ally continues to service the underlying asset

(11) Ally-owned portfolio reflects lease assets on Ally's books after distribution to GM of automotive leases in connection with the sale transaction which occurred in November 2006

(12) Continuing Operations only

(13) Represents on-balance sheet assets including retail leases

(14) Serviced assets represent on-balance sheet finance receivables and loans where Ally continues to service the underlying asset

Numbers may not foot due to rounding

Ally Financial Preliminary Unaudited Fourth Quarter 2010 Financial Highlights

($ millions)

	Note	Fourth Quarter		Twelve Months
Insurance Operations		2010	2009	2010	2009

Income from continuing operations before income tax expense		$164	$85	$569	$329

Premiums and service revenue written	12	346	343	1,588	1,437
Premiums and service revenue earned	12	444	466	1,836	1,933
Combined ratio	12,15	94.2%	100.2%	94.1%	97.0%

Investment portfolio fair value at end of period		$4,155	$4,654
Memo: After-tax at end of period
Unrealized gains		$129	$119
Unrealized losses		(57)	(18)
Net unrealized gains		$72	$101

		Fourth Quarter		Twelve Months
Mortgage Operations		2010	2009	2010	2009

Originations & Servicing
Income (loss) from continuing operations before income tax expense		$172	$(180)	$917	$39

Gain on mortgage loans, net
Domestic		$208	$146	$609	$642
International		6	4	7	12
Total gain on mortgage loans, net		$214	$150	$616	$654

Legacy Portfolio & Other
(Loss) income from continuing operations before income tax expense		$(49)	$(3,171)	$(254)	$(6,304)

Gain on mortgage loans, net
Domestic		$140	$(38)	$384	$26
International		(4)	(1)	(4)	(12)
Total gain on mortgage loans, net		$136	$(39)	$380	$14

Portfolio Statistics
Mortgage loan production
Prime conforming		$20,045	$10,676	$53,721	$37,651
Prime non-conforming		352	286	1,548	992
Government		2,839	6,668	14,273	26,087
Total domestic		23,235	17,630	69,542	64,731
International		517	453	1,503	1,405
Total mortgage production		$23,752	$18,083	$71,045	$66,136

Mortgage loan servicing rights at end of period		3,738	3,554

Loan servicing at end of period
Domestic		$355,680	$349,813
International		5,087	25,941
Total loan servicing		$360,767	$375,754

Asset Quality Statistics
Provision for loan losses by product
Mortgage loans held for investment		$22	$2,508	$164	$3,951
Lending receivables		1	2	(20)	321
Total provision for loan losses		$23	$2,510	$144	$4,272

Allowance by product at end of period
Mortgage loans held for investment		$580	$640
Lending receivables		26	137
Total allowance by product		$606	$777

Allowance as a % of related receivables at end of period
Mortgage loans held for investment	16	5.40%	5.71%
Lending receivables		1.60%	7.00%
Total allowance as a % of related receivables	16	4.90%	5.90%

Nonaccrual loans at end of period	16	$671	$699
Nonaccrual loans as a % of related receivables at end of period	16	5.41%	5.31%

(15) Combined ratio represents the sum of all incurred losses and expenses (excluding interest and income tax expense) divided by the total of premiums and service revenues earned and other income

(16) Gross carry value before allowance, excludes SFAS 159 & SFAS 140 assets

Numbers may not foot due to rounding